SERVICES AGREEMENT

THIS AGREEMENT made the 21st day of September, 2000 (the "Effective Date").

BETWEEN:

VIRTUALSELLERS.COM, INC., a company incorporated under the federal laws of Canada and having an office at 120 North LaSalle Street, Suite 1000, Chicago, Illinois, U.S.A. 60602

("VirtualSellers")

AND:

A1 METAL QUOTES CORPORATION, d.b.a. DAILYMETALQUOTES.COM, a company incorporated under the laws of Illinois company having an office at 113 McHenry Road, #111, Buffalo Grove, Illinois, U.S.A. 60089

(the "Company")

WHEREAS:

  VirtualSellers provides business support services, including information on business strategies and corporate finance and the design, development and maintenance of websites for use on the Worldwide Web portion of the Internet;

  The Company owns and operates DailyMetalQuotes.com, an internet based scrap metal price information and surplus/useable metal sales exchange service; and

  The Company wishes to engage VirtualSellers to provide its services to the Company in accordance with the terms and conditions set forth in this Agreement:

NOW THEREFORE in consideration of mutual covenants and agreements contained in this Agreement, the parties hereby agree as follows:

1. INTERPRETATION

    Wherever used in this Agreement, the following terms will have the following meanings:

      "Agreement" means this Services Agreement;

      "Arbitration Fees" means a transaction fee for any Arbitration conducted by VirtualSellers in an amount equal to 10% of the Final Bid Price,

      "Bidder" means a party who places an electronic bid for merchandise on the Company Website;

      "Bid Product" means merchandise placed for sale on the metal sales exchange portion of the Company Website which is purchased by a Buyer from a Seller through the Company Website;

      "Buyer" means a Bidder who becomes the highest bidder for a Bid Product (meeting the applicable minimum bid or reserve requirement) which bid is accepted by the Seller and upon such acceptance the Bidder becomes the Buyer and is obligated to complete the transaction with the Seller;

      "Closing Fees" means the aggregate transaction fees for each sale of a Bid Product on the metal sales exchange portion of the Company Website in an amount equal to the applicable percentage of the Final Bid Price payable to each of the Company and VirtualSellers all as indicated in the following table:

Final Bid Price	Amount of Total Closing Fees	Portion of Total Closing Fees Payable to the Company	Portion of Total Fees Payable to VirtualSellers
$0 - $4,999	8%	3.9%	4.1%
$5,000 - $14,999	7%	3.3%	3.7%
$15,000 and up	6%	2.7%	3.3%

      "Company Content" means all materials, text, images, audio and other elements that the Company provides to VirtualSellers for incorporation into the Company Website;

      "Company Website" means the DailyMetalQuotes.com website for price information and surplus/useable metal sales exchange and all underlying elements thereof;

      "Content" includes all text, images, video audio and other elements that are available to be viewed by browsers of the Company Website;

      "Final Bid Price" means the final sale price, or closing bid, of the Bid Product through the Company Website;

      "Final Bid Fee" means the portion of the Closing Fees payable to the Company as indicated in the table contained in Section 1.1(f);

      "including" means including without limitation to the generality of any description, definition term or phrase preceding that word and the word "include" and its derivatives will be construed accordingly;

      "Inspection Period" means the amount of time allotted to a Buyer to examine and evaluate the Bid Product or the amount of time allotted to a Seller in the event of a Returned Bid Product. The Inspection Period begins at 12:01 p.m. of the first business day following the date of actual receipt (as evidenced by the shipment delivery date of the Bid Product or Returned Bid Product, as the case may be, indicated on the shipping documentation of the third party carrier) of the Bid Product by a Buyer or the Returned Bid Product by a Seller, as the case may be, and continues for a period of 24 hours;

      "Intellectual Property Rights" means all patents, patent applications and registrations, trade-marks, trade-mark applications and registrations, copyrights, copyright applications and registrations, domain names and domain name registrations, uniform resource locators, trade names and industrial designs, domestic or foreign, whether arising by statute or common law;

      "Member" means a person or an entity that has paid a Subscription Fee;

      "Returned Bid Product" means a Bid Product which a Buyer refuses to accepted and returns to the Seller via VirtualSellers;

      ~~"Returned Bid Product Handling Fee" means the handling fee which is equal to 10 % of the Final Bid Price and charged by VirtualSellers to the Seller for any Returned Bid Product;~~ (initialled)

      "Sale Completion" means the earlier of the date on which a Buyer accepts delivery the Bid Product or the date on which the Inspection Period expires;

      "Seller" means the party who makes ~~scrap metal~~ (initialled) merchandise available for sale on the metal sales exchange portion of the Company Website;

      "Software" means all computer software programs that are necessary to operate or that are incorporated into the Company Website, including all source code, object code, compilers, libraries, tools and user interfaces;

      "Subscription Fee" means the monthly or annual fee paid by a Member to obtain access to the Company Website;

      "Subscription Transaction Fees" means a transaction fee for each Subscription Fee processed by VirtualSellers in an amount equal to 15% of such Subscription Fees;

      "Trade Secrets" means information that:

          is used or may be used in business or for any commercial advantage;

          derives independent economic Bid, actual or potential, from not being generally known to the public or to other persons who can obtain economic Bid from its disclosure or use;

          is the subject of reasonable efforts to prevent it from becoming generally known; and

          the disclosure of which would result in harm or improper benefit; and

      "VirtualSellers Closing Fees" means the portion of the Closing Fees payable to VirtualSellers as indicated in the table contained in Section 1.1(f).

    The headings used herein and the division of this Agreement into Articles, Sections and Subsections are for convenience of reference only and will not affect the interpretation hereof.

    The provisions of this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof and there is no representation, warranty, term or condition, express or implied, relating to the subject matter hereof, except as specifically set forth herein.

    If any provision of this Agreement is held to be unenforceable, then the remaining provisions will continue in full force and effect. The parties will in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute will be as consistent as possible with the original intent of the parties.

    This Agreement will in all respects be governed exclusively by and construed in accordance with the laws of the State of Illinois and will be treated in all respects as an Illinois contract. This Section will not be construed to affect the rights of a party to enforce a judgment or award outside Illinois, including the right to record and enforce a judgment or award in any other jurisdiction. The parties hereby irrevocably attorn to the jurisdiction of the courts of the State of Illinois, which will have sole, exclusive and original jurisdiction over any dispute with respect to this Agreement.

    All dollar amounts referred to in this Agreement are in lawful money of the United States.

    2. SERVICES PROVIDED BY VIRTUALSELLERS

    Listing, Selling and Bidding of Merchandise on Company Website

    2.1 VirtualSellers agrees to:

    (a) post on the Company Website the product description, pricing and shipping information received from the Company in connection with merchandise to be listed for sale on the metal sales exchange portion of the Company Website; and

    (b) maintain the computer software which operates and manages the ~~metal sales exchange portion of the~~ (initialled) Company Website.

    Payment, Shipping and Fees

    2.2 At the close of any sale of a Bid Product on the Company Website, Virtualsellers agrees to:

      authenticate a Buyer's identity by obtaining the Buyer's name and company name, address, electronic mail address, telephone number, employer identification number and/or social security number, details of the form of payment and necessary shipping details; and

      send to the Buyer an invoice for the Final Bid Price and all applicable shipping costs.

2.3 VirtualSellers agrees, on behalf of the Company, to receive and verify payment of the Final Bid Price by the Buyer and all applicable shipping costs, in the form of cash deposit, wire transfer, money purchase orders or certified check deposit, and retain the Final Bid Price until the expiry of the Inspection Period or acceptance of the Bid Product by the Buyer, whichever occurs earlier.

2.4 Upon receiving payment for the Final Bid Price and all applicable shipping costs from a Buyer, VirtualSellers agrees to arrange shipping within the United States of the Bid Product directly from a Seller to a Buyer via a third party carrier, such that the Bid Product will be delivered to the Buyer within ten (10) days of receipt of such payment. Shipping will be prepaid by the Buyer and shipped with a blind bill of lading.

2.5 Upon delivery of a Bid Product to a Buyer, VirtualSellers agrees to verify that such Buyer received the Bid Product and confirm that such Buyer either accepts or rejects the Bid Product.

2.6 Upon receipt of the Buyer's acceptance of the Bid Product or expiry of the Inspection Period, whichever occurs earlier, VirtualSellers agrees, on behalf of the Company, to:

(a) retain an amount equal to the Closing Fees from the Final Bid Price paid by the Buyer;

(b) deliver, within 15 days of the Sale Completion, the Final Bid Fee to the Company together with and itemized confirmation detailing the Final Bid Price, the Final Bid Fees, the Closing Fees and the net amount to be paid directly to the Seller; and

(c) deliver to a Seller, upon the Sale Completion, an amount equal to the Final Bid Price less the Closing Fees and any other applicable fees or taxes together with and itemized confirmation detailing the Final Bid Price, the Final Bid Fees, the Closing Fees and the net amount to be paid directly to the Seller.

2.7 Upon receipt of the Buyer's rejection of the Bid Product, VirtualSellers agrees, on behalf of the Company, to:

(a) upon receiving payment for all applicable shipping costs from a Seller and Final Bid Fee (initialled), arrange shipping within the United States of the Returned Bid Product from a Buyer to a Seller via third party carrier;

(b) ~~invoice the Seller for an amount equal to the Final Bid Fee and Returned Bid Product Handling Fee;~~ (initialled)

(c) deliver, within 15 days of payment by the Seller, the Final Bid Fee to the Company; and

(d) deliver to the Buyer, upon verification ~~of a Seller's receipt and acceptance of a Returned Bid Product,~~ of valid rejection by buyer (initialled) an amount equal to the Final Bid Price less any applicable charges.

2.8 VirtualSellers agrees to act as named shipper in connection with delivery by a third party carrier of the Bid Product or the Returned Bid Product, as applicable and necessary.

Arbitration

2.9 VirtualSellers agrees to act as an arbitrator in connection with any disputes between a Seller and a Buyer in connection with the Bid Product prior to the Buyer's acceptance of the Bid Product (the "Arbitration"). During such Arbitration, VirtualSellers agrees to receive and deposit the Final Bid Price in a separate escrow account until the Arbitration is completed.

Subscription Fees

2.10 VirtualSellers agrees to, on behalf of the Company, process and collect online payments, in the form of cash deposit, wire transfer, certified check deposit, money purchase orders or credit card, for Subscription Fees. Within 10 days of each month end, VirtualSellers agrees to deliver to the Company an amount equal to the amount of the Subscription Fees collected during such month less the Subscription Transaction Fees.

3. VIRTUALSELLERS' COMPENSATION

3.1 In consideration of the services to be performed by VirtualSellers pursuant to the terms of this Agreement, the Company hereby agrees to pay the following fees (collectively, the "Fees") to VirtualSellers:

(a) the Subscription Transaction Fees with such Subscription Transaction Fees to be deducted from the Subscription Fees received by VirtualSellers;

(b) the Arbitration Fees with such Arbitration Fees to be deducted from the Final Bid Price received by VirtualSellers;

(c) the VirtualSellers Closing Fees with such VirtualSellers Closing Fees to be deducted from the Final Bid Price received by VirtualSellers; and

(d) any other amounts invoiced to the Company in accordance with the provision of the services under this Agreement and as mutually agreed to in writing by the Company and VirtualSellers (the "Other Fees"), with such Other Fees due and payable within 30 days after the date of the invoice provided by VirtualSellers to the Company.

3.2 Any Fees not paid in full by the due date therefor will bear interest at the rate of 1.5 % per month (18% per annum) from the due date for payment until the date of payment in full.

3.3 The Company will have no right to set-off or deduct any amount from any of the Fees.

3.4 The Company will pay or reimburse VirtualSellers for all sales, use, transfer, privilege, excise and all other taxes and all duties, whether international, national, state or local, however designated, which are levied or imposed by reason of the performance of the Services under this Agreement, excluding, however, income taxes on profits which may be levied against VirtualSellers.

4. COMPANY RESPONSIBILITIES

4.1 In connection with the performance of the Services by VirtualSellers, the Company will:

(a) designate one Company representative who will be VirtualSellers' primary point of contact for all questions and issues relating to the Services;

(b) provide VirtualSellers with five business days notice via email to emyers@VirtualSellers.com prior to amending the pricing structure of the Subscription Fee; and

(c) provide such information and data as is reasonably necessary to enable VirtualSellers to perform the Services and its obligations under this Agreement.

4.2 The Company acknowledges and agrees that VirtualSellers will have no liability for any failure by the Company to perform its obligations under this Agreement in a timely manner.

5. TERM AND TERMINATION

5.1 This Agreement commence on the Effective Date and will continue in force and effect until terminated in accordance with the provisions of this Agreement.

5.2 This Agreement may be terminated as follows:

(a) at any time upon agreement between the parties in writing;

(b) by the Company upon giving not less than 60 days written notice to VirtualSellers, together with payment of any outstanding Fees and an amount equal to all Fees that will, in the ordinary course of the Agreement, become due and payable by the Company during the period after delivery of such notice and the effective date of termination specified therein;

(c) by VirtualSellers upon giving not less than 60 days written notice to the Company;

(d) by VirtualSellers at any time without prior notice to the Company if the Company is in breach or default of any of its covenants, obligations or agreements hereunder; or

(e) by VirtualSellers at any time without prior notice to the Company if the Company becomes bankrupt or if a receiver or receiver-manager is appointed over the Company or its assets or if the Company makes any proposal to its creditors or is otherwise insolvent or ceases carrying on business.

5.3 Upon receipt of notice of termination or expiration of this Agreement for any reason, without prejudice to any other rights which the parties may have:

(a) subject to the provisions of this Section, VirtualSellers will immediately discontinue all Services under this Agreement;

(b) VirtualSellers will retain all payments made to it up to the effective date of termination as payment in full in respect of the Services in which such payments were made; and

(c) the Company will pay to VirtualSellers the full amount of any outstanding Fees and expenses as well as such other expenses reasonably incurred by VirtualSellers arising from the termination, including charges that VirtualSellers incurs in terminating subcontracts.

5.4 Upon any termination or expiration of this Agreement, all provisions which by their nature extend beyond termination or expiration including provisions relating to warranties, confidentiality, indemnity, limitation of liability, non-disclosure, proprietary rights and payment obligations will survive and continue in effect and will enure to the benefit of and be binding upon the parties, their legal representatives, heirs, successors and assigns. The termination or expiry of any provision of this Agreement will not excuse any prior breach of this Agreement.

6. NON-EXCLUSIVE aGREEMENT

6.1 The Company acknowledges and agrees that VirtualSellers is in the business of designing and hosting websites and that, as such, nothing in this Agreement will limit or prevent VirtualSellers from entering into similar agreements as this Agreement or from designing, developing or maintaining products or from providing any services that are similar to or that are competitive with the Company Website or any of the Services provided under this Agreement.

7. EXCLUSION WARRANTIES

7.1 VIRTUALSELLERS PROVIDES ITS SERVICES "AS IS" AND WITHOUT ANY WARRANTY OR CONDITION, EXPRESS, IMPLIED OR STATUTORY. VIRTUALSELLERS HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, UNLESS SPECIFICALLY REQUIRED BY LAW.

8. INDEMNITY

The Company agrees to fully indemnify and hold harmless VirtualSellers from and against all damages, costs, losses, expenses and/or liability suffered or incurred by VirtualSellers (including reasonable legal fees incurred by VirtualSellers) due to or arising out of any of VirtualSellers obligations under this Agreement with the exception of any negligent or intentional acts committed on behalf of Virtualsellers (initialled).

9. LIABILITY LIMITS

IN NO EVENT SHALL VIRTUALSELLERS BE LIABLE FOR ANY LOST PROFITS, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES INCLUDING DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA, OR OTHER INTANGIBLE LOSSES ARISING OUT OF OR IN CONNECTION WITH ITS SERVICES OR THIS AGREEMENT (HOWEVER ARISING, INCLUDING NEGLIGENCE) EVEN IF VIRTUALSELLERS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, THE AGGREGATE LIABILITY OF VIRTUALSELLERS TO THE COMPANY OR ANY THIRD PARTY FOR ANY REASON AND UPON ANY CAUSE OF ACTION WILL BE LIMITED TO THE GREATER OF 100% OF THE FEES ACTUALLY PAID TO VIRTUALSELLERS BY THE COMPANY UNDER THIS AGREEMENT AND $100. THE LIMITATIONS SET FORTH IN THIS SECTION APPLY ALL CAUSES OF ACTION IN AGGREGATE, INCLUDING BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS AND OTHER TORTS.

10. CONFIDENTIALITY

10.1 VirtualSellers may use the name of and identify the Company as a VirtualSellers client, in advertising, publicity or similar materials distributed or displayed to VirtualSellers' clients or prospective clients.

10.2 As a result of receiving the Services, the Company may receive or have access to confidential information of VirtualSellers, including the operations, plans, software, technical processes and formulas, source codes, product designs, sales, costs and financial information, advertising revenues, relationships, projections, marketing data, advertising relationships and usage rates (collectively the "Confidential Information"). Such Confidential Information includes Trade Secrets of VirtualSellers and includes verbal, written, electronic and other communications, but does not include information which at the time of disclosure is in the public domain. The Company will hold all Confidential Information received by it or to which it has access in confidence and will not use any such Confidential Information for any purpose, disclose any such Confidential Information to any third party, reproduce any such Confidential Information or retain any such Confidential Information or copies thereof in any form or medium, all without the express prior written consent of VirtualSellers. The Company acknowledges and agrees that the Confidential Information constitutes valuable proprietary property of VirtualSellers and that VirtualSellers will suffer irreparable harm if unauthorised third parties access or use the Confidential Information or if the Company or its employees access or use the Confidential Information in violation of this Agreement. The Company agrees that if any of the Confidential Information is disclosed or used in breach of this Agreement, then VirtualSellers will have, in addition to any other remedies available, the right to injunctive relief (including interlocutory injunctive relief) enjoining such action and the Company agrees that remedies other than injunctive relief are inadequate to protect VirtualSellers' rights.

11. GENERAL PROVISIONS

11.1 The relationship of the parties is that of independent contractors. Nothing in this Agreement will be construed as placing the parties in a relationship as employer and employee, principal and agent, partners or joint venturers. Neither party will have the authority to enter into legally binding obligations on behalf of the other party without the other party's prior express written consent.

11.2 VirtualSellers may assign, subcontract or otherwise dispose of any of its rights, duties and obligations under this Agreement without the consent of the Company. The Company will not assign, without the prior written consent of VirtualSellers, its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, whether by assignment, merger, transfer of assets, sale of stock, operation of law or otherwise, and any attempt to do so will be deemed a material breach of this Agreement.

11.3 Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by the parties.

11.4 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

11.5 Except for the payment of Fees by the Company, if the performance of any part of this Agreement by either party is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labour disputes, act of God, communication lines failures or any other causes beyond the reasonable control of either party, then that party will be excused from such to the extent that it is prevented, hindered or delayed by such causes.

11.6 Nothing contained in this Agreement shall or is intended to create or shall be construed to create any right in or any duty or obligation by either party to any third party. There are no third party beneficiaries of this Agreement.

11.7 Any notice permitted or required under the Agreement must be in writing. Any such notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid; (c) on the date sent by facsimile transmission; or (d) on the date sent by e-mail, if confirmed by first-class mail, properly posted, or by facsimile transmission; to the address or fax number to whom it is directed set forth on page one hereof, or at such other reasonable address or fax number at which personal delivery may be effected of which a party may from time to time give notice in accordance with this Section.

11.8 The parties may at any time and from time to time waive in whole or in part the benefit to it of any provision in this Agreement or any default by the other party, but any waiver on any occasion will be deemed not to be a waiver of that provision thereafter or of any subsequent default or a waiver of any other provision or default.

11.9 This Agreement may be executed in counterpart, each of which, when so executed, will be deemed to be an original copy hereof, and all such counterparts together shall constitute but one single agreement. Each party may deliver a counterpart signature page by facsimile transmission.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

VIRTUALSELLERS.COM INC.

Per: /s/ signed
Authorized Signatory

A1 METAL QUOTES CORPORATION,
d.b.a. DAILYMETALQUOTES.COM

Per: /s/ signed
Authorized Signatory